Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Among
LUMINE GROUP US HOLDCO INC.,
SKYFALL MERGER SUB INC.
and
SYNCHRONOSS TECHNOLOGIES, INC.
Dated as of December 3, 2025

Index of Exhibits
Exhibit A    Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2025 (this “Agreement”), among Lumine Group US Holdco Inc., a Delaware corporation (“Parent”), Skyfall Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable, fair to, and in the best interests of, the Company and the holders of the Company’s common stock, each with a par value of $0.0001 per share (“Company Common Stock”), (ii) approved this Agreement and the Transactions (including the Merger), (iii) subject to the terms hereof, resolved and agreed to recommend that holders of Company Common Stock adopt this Agreement and approve the Merger, and (iv) directed that this Agreement be submitted to the holders of Company Common Stock entitled to vote thereon for adoption;
WHEREAS, the board of directors (or equivalent governing body) of Parent has unanimously adopted and declared advisable this Agreement and the Transactions (including the Merger);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders listed on Section 1.1 of the Company Disclosure Schedule, are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which, among other things, such Company stockholders have agreed, in each case upon the terms and subject to the conditions set forth therein, to (i) vote all of the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and (ii) waive any dissenters’ or appraisal rights in respect of, and to not transfer, any Company Shares beneficially owned by such Company stockholder prior to the termination of the applicable provisions of the Voting Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub, (ii) approved this Agreement and the Transactions (including the Merger), and (iii) subject to the terms hereof, resolved and agreed to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub will adopt this Agreement and approve the Merger by written consent immediately following the execution of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
Article 1
DEFINITIONS
1.1Definitions. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of Acquisition Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.2 hereof).
“Acquisition Proposal” means any bona fide proposal or offer from a Third Party (whether or not in writing) relating to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing twenty-five percent (25%) or more of the total outstanding voting power of the Company; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty-five percent (25%) or more of the total voting power of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company, as a result of which the owners of the equity securities of the Company immediately prior to such event beneficially own equity securities representing less than seventy-five percent (75%) of the total voting power of the surviving entity immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 5.1.
“Action” means any litigation, suit, action, hearing, proceeding, arbitration or mediation by or before a Governmental Authority, arbitrator or mediator of competent jurisdiction.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.
“business day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of April 25, 2006, as amended by Amendment No. 1 to the Amended and Restated Bylaws of the Company, dated as of February 15, 2018, as further amended by Amendment No. 2 to the Amended and Restated Bylaws of the Company, dated as of June 30, 2021, and as may be further amended from time to time.
“Company Credit Agreement” means the Credit Agreement, dated as of June 28, 2024, by and among the Company and the Lenders party thereto and BGC Lender Rep LLC, as Administrative Agent, as amended by that certain First Amendment to Credit Agreement and Pledge and Security Agreement, dated as of April 24, 2025, by and among the Company and the parties thereto.
“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, dated as of June 20, 2006, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated as of June 16, 2022, as further amended by the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated as of December 6, 2023, as amended by the Certificate of Designations, and as may be further amended from time to time.
“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect to or otherwise have a right to use).
“Company IT Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other hardware and equipment) in the possession, custody, or control of Company that are used for or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, that are owned, leased or licensed by the Company or a Company Subsidiary or provided as a service to the Company or a Company Subsidiary and used in the business of the Company or a Company Subsidiary, including all of the foregoing that are used by the Company or a Company Subsidiary to make its services available to customers.
“Company PBCUs” means any performance-based cash unit and any other cash award denominated in shares of the Company’s Common Stock subject to the attainment of specified performance goals granted under any of the Company Stock Plans.

“Company Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share.
“Company RSA” means an award of any restricted stock (including any performance stock) granted under any of the Company Stock Plans.
“Company Shares” means shares of Company Common Stock.
“Company Software” means Software in the Owned Company Intellectual Property.
“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans.
“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options, Company RSAs or Company PBCUs (including the 2015 Equity Incentive Plan, the 2017 New Hire Equity Incentive Plan and prior 2000 Equity Incentive Plan and 2006 Equity Incentive Plan).
“Company Termination Fee” shall mean an amount equal to $7,752,000.
“Company Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by the Company for the items set forth in Section 2.13 of the Disclosure Schedule.
“Company Transaction Expense Fee Cap” means $24,400,000.
“Company Transaction Expense Overage” means any amount of Company Transaction Expenses in excess of the Company Transaction Expense Fee Cap; provided that no amount of Company Transaction Expenses in excess of the Company Transaction Expense Fee Cap shall be counted until the aggregate amount of Company Transaction Expenses equals or exceeds $25,620,000, at which point all Company Transaction Expenses in excess of $24,400,000 from the first dollar shall count.
“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (i) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (ii) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.
“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan or guaranty and any similar legally binding undertaking, commitment or pledge.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).
“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.
“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2012/19/EU (Waste Electrical and Electronic Equipment Directive) and 2011/65/EU (Restriction on the Use of Hazardous Substances).
“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Fully Diluted Shares” means (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock underlying the In-the-Money Options, (iii) the aggregate number of Company RSAs that are outstanding immediately prior to the Effective Time, and (iv) the aggregate number of shares of Common Stock underlying Company PBCUs that are outstanding immediately prior to the Effective Time assuming target performance is satisfied.
“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.
“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature (including stock exchanges).
“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law; provided, that Hazardous Substances shall not include office and janitorial supplies that are safely maintained.
“Indebtedness” means any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) indebtedness for borrowed money (including advances of any kind and any capital lease obligations) of the Company or any Company Subsidiary; (ii) obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) obligations under any bankers’ acceptances or letters of credit (to the extent drawn upon), performance bonds or similar obligations; (v) net cash payment obligations under foreign exchange Contracts, swaps (including interest rate and currency obligation swaps), options, derivatives, collars, caps and other hedging Contracts or arrangements that shall be payable upon termination thereof (assuming termination on the date of determination); (vi) obligations of another person secured by a Lien on any asset of the Company or any Company Subsidiary; (vii)  pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other person and (viii) obligations of other persons of the nature of those referred to in clauses (i) through (vii) that are guaranteed by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary is otherwise liable.
“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary and each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).
“Intellectual Property” means any and all (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”) and (vi) confidential and proprietary information and other intangible materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, prototypes, and schematics (“Trade Secrets”).
“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (vii) rights with respect to Databases, including registrations thereof and applications therefor.
“In-the-Money-Option” means any Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, that has a per share exercise price that is greater than the Merger Consideration.
“knowledge of the Company” means the actual knowledge, as of the date of this Agreement, of each of the Chief Executive Officer, Chief Technology Officer, Chief Commercial Officer, Chief Legal Officer, Chief Financial Officer, and Chief Human Resources Officer, in each case, (i) after reasonable inquiry of their direct reports with operational responsibility for the matter in question who would reasonably be expected to have actual knowledge of the matter in question and (ii) including the knowledge that such person would have obtained in the reasonable conduct of his or her duties after familiarizing himself or herself with the terms and conditions of this Agreement (including Article 3) and the Disclosure Schedule. With respect to Intellectual Property and Intellectual Property Rights, the “reasonable conduct of his or her duties” does not require the Company or any of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any such individual.
“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, controlling principles of law, published policies and guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards, including controlling general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority.
“Lien” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other similar restrictions of any kind or nature whatsoever.
“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change or effect (each an “Effect”, and collectively, “Effects”) that (A) individually or when taken together with all other Effects has had a material adverse effect on or would reasonably be expected to have a material adverse effect on, the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation by the Company of the Transactions in accordance with the terms hereof; provided, that, in the case of clause (A) only, none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) general conditions in the industry in which the Company operates; (ii) changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or other jurisdictions in the world; (iii) general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels, trading volumes or suspension in the trading in securities on any securities exchange or over-the-counter market); (iv) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (v) earthquakes, fires, floods, hurricanes, tornadoes natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar magnitude event, or any escalation or worsening thereof; (vi) any change in GAAP or any change in Laws (or interpretation or enforcement thereof); (vii) any Effect directly resulting from the execution, delivery or performance of this Agreement or the announcement or pendency or consummation of the Transactions; provided, that this clause (vii) shall not apply to any representation or warranty set forth in Section 3.5; (viii) any decline in the market price, or change in price or trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or any change in the credit rating of the Company or any of its securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof; (ix) the compliance by any party with the terms of this Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with this Agreement, including the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent or Merger Sub unreasonably withholds, conditions or delays its consent thereto after a written request therefor pursuant to Section 5.1; (x) any actions taken, or failure to take any action, in each case, to which Parent or Merger Sub has expressly approved, consented or requested in writing; (xi) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any Company Shares pursuant to the DGCL in connection with this Agreement and the Transactions; and (xii) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates; provided, that an Effect described in any of clauses (i)-(iii), (v) and (vi) may be taken into account to the extent the Company and the Company Subsidiaries are materially disproportionately affected thereby relative to other peers of the Company and the Company Subsidiaries in the same industries in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that an Effect described in clause (v) may only be taken into account the extent the Company and the Company Subsidiaries are materially disproportionately affected relative to other peers in the same geography where the Company and the Company Subsidiaries operate.
“Merger Consideration” means (i) $9.00 per share (based on 12,937,437 Fully Diluted Shares), minus (ii) an amount equal to the Company Transaction Expense Overage, if any, as finally determined pursuant to Section 2.13, divided by the total number of Fully Diluted Shares.
“Nasdaq” means The Nasdaq Stock Market, LLC.
“Open Source” means all Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model, including all Software that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).
“Option holders” means the holders of the Company Stock Options.
“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that Company or any Company Subsidiary claims or purports to own), including all Registered Company Intellectual Property set forth on Section 3.13(a) of the Disclosure Schedule. In the case of Domain Names, “Owned Company Intellectual Property” includes Domain Names registered in the name of the Company or any Company Subsidiary or that are used by the Company or any Company Subsidiary in its business.
“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.
“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that although delinquent may thereafter be paid without interest or penalty or that are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto or that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business, (iv) purchase money security interests for the purchase or lease of office equipment, computers, vehicles and other items of tangible personal property, (v) zoning, building, subdivision, environmental, entitlement or other similar codes and regulations, (vi) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, quasi-easements, rights-of-way, covenants, restrictions, conditions and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Company Leased Real Property that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (vii) statutory or contractual Liens in favor of lessors arising in connection with any lease, (viii) non-exclusive licenses granted in the ordinary course of business, (ix) any Lien created under federal, state or foreign securities Laws, (x) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (xi) any Lien that is disclosed on the Company Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (xii) any Lien that will be released at or prior to the Closing, (xiii) Liens securing obligations under or in connection with the Company Credit Agreement, and (xiv) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.
“Personal Information” means (a) any data or information relating to an identified and/or identifiable individual, and (b) any other data or information that constitutes “personal data”, “personal information,” “personally identifiable information” or any similar term provided by applicable Privacy Laws.
“Privacy Laws” means all applicable Laws, as amended, consolidated, re-enacted or replaced from time to time, relating to the receipt, collection, compilation, use, storage, sharing, safeguarding, security, disposal, destruction, disclosure, transfer, or otherwise Processing of Personal Information, including without limitation, and only as applicable, the California Consumer Privacy Act, and other U.S. state privacy Laws, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse

Prevention Act, the California Invasion of Privacy Act and all other Laws regulating the interception, monitoring or recording of communications, the Computer Fraud and Abuse Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state unfair or deceptive trade practices Laws, the Biometric Information Privacy Act of Illinois and other Laws concerning the Processing of biometric information, state social security number protection Laws, state data breach notification Laws, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “EU GDPR”), the EU GDPR in such form as incorporated into the Laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended) (“UK GDPR”), EU Directive 2002/58/EC and any Laws implementing either or all of the GDPR, UK GDPR and EU Directive 2002/58/EC, all applicable Laws, insofar as such Laws relate to the Processing of Personal Information, concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, wiretapping, or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing).
“Registered Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (including Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names) included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary with any Governmental Authority or domain name registrar.
“Representatives” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.
“RSA Holders” means the holders of the Company RSAs.
“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Software” means all computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.
“Source Code” means computer programming code in human-readable form (including flow charts, developer notes, comments and annotations relating thereto) that is not suitable for machine execution without intervening steps such as interpretation or compilation.

“subsidiary” or “subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, capital gains, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, abandoned and unclaimed property, escheat, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority of competent jurisdiction.
“Tax Returns” means returns, reports, Tax elections, declarations, disclosures, schedules, estimates, claims for refund and information returns, including any schedule or attachment thereto, supplied or required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes.
“Third Party” means any person other than Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.
“U.S.” means United States of America.
The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.2(a)(i)
Agreement	Preamble
Anticorruption Laws	3.19
Antitrust Laws	3.5(a)
Audited Company Financial Statements	3.7(b)
Blue Sky Laws	3.5(b)
Book-Entry Shares	2.9(b)
Certificate of Merger	2.2
Certificates	2.9(b)
Change in Recommendation	6.2(b)
Closing	2.2

Defined Term	Location of Definition
Closing Date	2.2
Code	2.11
Company	Preamble
Company Balance Sheet	3.7(c)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Board Recommendation	6.2(b)
Company Common Stock	Recitals
Company Financial Reports	3.7(b)
Company Intellectual Property Agreements	3.13(l)
Company Leased Real Property	3.12(c)
Company Material Contract	3.16(a)
Company Products	3.13(m)
Company Related Parties	8.3(c)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.1(b)
D&O Insurance	6.4(b)
Delaware Courts	9.7(b)
Designated Persons	3.23(e)
Developers	3.13(o)
Developer IP Agreement	3.13(f)
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Company Shares	2.8(a)
EAR	3.13(u)
EEOC	3.11(h)
Effective Time	2.2
Enforceability Limitations	3.4(a)
Enforcement Costs	8.3(d)
ERISA	3.10(a)
Exchange Fund	2.9(a)
Fair Value	4.10
GAAP	3.7(b)
Grant Date	3.3(e)
Government Official	3.19
HSR Act	3.5(a)
Indemnification Agreements	6.4(a)

Defined Term	Location of Definition
Information Security Reviews	3.20(d)
Initial Outside Date	8.1(b)(i)
Intervening Event	6.2(b)(i)
IRS	3.10(b)
ITAR	3.13(u)
Law	3.5(a)
Licensed Open Source Material	3.13(q)
Measurement Date	3.3(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Notice of Designated Superior Proposal	6.2(b)(ii)
Off-The-Shelf Software	3.13(k)(ii)
Option Payment	2.7(a)
Order	7.1(c)
Original Meeting Date	6.2(f)(i)
Outside Date	8.1(b)(i)
Outstanding Option	2.7(a)
Outstanding PBCU	2.7(c)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Plans	6.3(c)
Parent Related Parties	8.3(c)
Paying Agent	2.9(a)
PBCU Payment	2.7(c)
Permits	3.6
Privacy Requirements	3.20(a)
Proxy Statement	6.2(e)(i)
Requisite Company Vote	3.4(a)
RSA Payment	2.7(b)
SEC Reports	3.7(a)
Securities Act	3.7(a)
Security Incident	3.20(b)
SOX	3.7(d)
Stockholders Meeting	6.2(f)(i)
Superior Proposal	6.2(a)(iii)
Surviving Corporation	2.1
Third Party Programs	3.13(p)

Defined Term	Location of Definition
Top Customer	3.21(b)
Top Supplier	3.21(a)
Transactions	Recitals
WARN Act	3.11(h)
Willful and Material Breach	8.2

Article 2
THE MERGER
2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall consummate the Merger and Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and, from and after the Merger, the Company shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
2.2Effective Time; Closing. Unless this Agreement shall have been terminated in accordance with Article 8, upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place by exchange of documents (with signatures) by electronic transmission (a) no later than the third (3rd) business day after the day on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (and all such conditions remain satisfied or waived on such business day) in accordance with this Agreement or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).
2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4Certificate of Incorporation; Bylaws.
(a)At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A, until thereafter amended as provided by law and such certificate of incorporation.
(b)Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.
2.5Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
2.6Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b), Company RSAs (which shall be governed by Section 2.7(b)) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to the Merger Consideration payable to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate (taking into account any prior adjustments applicable pursuant to this Section 2.6(a)) for all purposes of this Article 2.
(b)Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.
(c)Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
2.7Company Stock Options; Company RSAs; Company PBCUs .
(a)By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each outstanding Company Stock Option (or any portion thereof), whether vested or unvested (each, an “Outstanding Option”), shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to such Company Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment (such amount, the “Option Payment”), subject to applicable Tax withholdings. Option Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. Option Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent. The amount of cash each Optionholder is entitled to receive with respect to its Outstanding Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Outstanding Options held. For clarity, the Option Payment shall be deemed to be zero dollars for any option that is not an In-the-Money Option and such option shall be cancelled for no consideration.
(b)By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the RSA Holders, each Company RSA (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSAs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of the Company Stock Plans and applicable award agreements in connection with the Merger, as defined herein) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each such Company RSA, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment (such amount, the “RSA Payment”), subject to applicable Tax withholdings. RSA Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. RSA Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.
(c)By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company PBCUs, each Company PBCU (or any portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (each, an “Outstanding PBCU”), shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each such Outstanding PBCU based on the achievement of the target performance criteria set forth in the applicable award agreement (such amount, the “PBCU Payment”), subject to applicable Tax withholdings. PBCU Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. PBCU Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.
(d)Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Plan describing the treatment of such award in accordance with this Section 2.7 and the Company Stock Plans. Prior to the Effective Time, the Company (i) shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 2.7 and (ii) shall take such actions as necessary to terminate the Company Stock Plans and the Company’s Employee Stock Purchase Plan effective as of the Effective Time (for clarity, without prejudice to the rights of holders of Company Securities to payment as set forth in this Section 2.7).
2.8Dissenting Shares.
(a)Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders of the

Company shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.9.
(b)The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.
2.9Surrender of Company Shares; Stock Transfer Books.
(a)Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 2.6(a) in accordance with the terms of this Section 2.9. On the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund may not, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent except as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.
(b)Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record (as of immediately prior to the Effective Time) of book-entry shares representing shares of Company Common (the “Book-Entry Shares”) that are not held, directly or indirectly, through The Depository Trust Company (“DTC”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a): (i) a letter of transmittal which shall specify that delivery shall be effected and risk of loss and title to the Certificates or such Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates to the Paying Agent, or in the case of such Book-Entry Shares, upon adherence to the procedures set forth in Section 2.9(c) below, and which shall be in such form and have such other provisions as Parent may reasonably specify; and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto. Upon delivery of a duly completed and validly executed letter of transmittal to the Paying Agent and (A) in the case of Certificates, surrender to the Paying Agent of a Certificate for cancellation or (B) in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred, and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices.
(c)The persons who were, at the Effective Time, holders of Book-Entry Shares held, directly or indirectly, through DTC, in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a) will not be required to deliver an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2. With respect to such Book-Entry Shares held, directly or indirectly, though DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent and the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.6(a).
(d)The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates or Book-Entry Shares, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable law.
(e)Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Parent or one of its affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or similar laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon.
(f)None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the Company Shares represented by such Certificate or Book-Entry Shares pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
(g)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct (consistent with the policies and practices of the Paying Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such person’s compliance with the exchange procedures set forth in Section 2.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the Company Shares represented by such Certificate in accordance with this Article 2.
2.10Closing Date Cash Payment. At or prior to the Closing, Parent shall pay or cause to be paid, on behalf of the Company, the amounts set forth in the Payoff Letters delivered pursuant to Section 6.17 by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters.
2.11Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article 2 of this Agreement to any holder of Company Shares, Company RSAs, Company Stock Options and Company PBCUs such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld, and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to person in respect of which such deduction and withholding was made.
2.12Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
2.13Determination of Final Company Transaction Expenses.
(a)(i) No later thirty days prior to the Closing Date, the Company shall prepare and deliver to Parent a written statement setting forth the expected final amounts for each Company Transaction Expense set forth in Section 2.13 of the Disclosure Schedule, together with reasonable supporting documentation; and (ii) no later than eight (8) business days prior to the Closing Date, the Company shall prepare and deliver to Parent an updated written statement (the “Expected Final Company Transaction Expenses Statement”) setting forth the expected final amounts for each Company Transaction Expense set forth in Section 2.13 of the Disclosure Schedule, together with reasonable supporting documentation.
(b)Parent shall have the right to dispute any part of the Expected Final Company Transaction Expenses Statement by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m. Eastern Time, on the third (3rd) business day following Parent’s receipt of the Expected Final Company Transaction Expenses Statement (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Expected Final Company Transaction Expenses Statement and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.
(c)If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Expected Final Company Transaction Expenses Statement or if Parent fails to deliver a Dispute Notice as provided in Section 2.13(b) prior to the Response Time, then the Expected Final Company Transaction Expenses Statement shall be deemed to have been finally determined for purposes of this Agreement.
(d)If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) business day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the final Company Transaction Expenses amounts, which agreed upon Company Transaction Expenses amounts shall be deemed to have been finally determined for purposes of this Agreement.
(e)If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of final Company Transaction Expenses amounts pursuant to Section 2.13(d) within two (2) business days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of final Company Transaction Expenses amounts shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants, acceptable to Parent and Company (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used in preparing the Expected Final Company Transaction Expenses Statement and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) business days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm, and the Accounting Firm shall make its determination solely on the presentation or written submissions of the parties and not based on independent investigation. The Accounting Firm will be bound by the applicable provisions set forth in this Agreement, including the applicable definitions and will not assign to any individual item a value greater than the greatest value, or lower than the lowest value, for such individual item claimed by any party hereto. The determination of the final Company Transaction Expenses amounts made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and

Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the final Company Transaction Expenses amounts.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by Section number to the representations and warranties in this Agreement (the “Disclosure Schedule”), (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent from the text of such disclosure), and except as disclosed in the SEC Reports filed by the Company with, or furnished by the Company to, the SEC and publicly available prior to the date of this Agreement (but excluding any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”) (provided that nothing disclosed in the SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.3 or Section 3.8), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1Organization and Qualification; Company Subsidiaries.
(a)The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to do so, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by the Company or the nature of its business makes such qualification or licensing necessary except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b)Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name, and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”), and all registered directors and officers of each Company Subsidiary, as well as the ownership interest of the Company in each such Company Subsidiary and the ownership interest of any other third party in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such requisite power and authority, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.
(c) Section 3.1(c) of the Disclosure Schedule sets forth a correct and complete list of each jurisdiction in which the Company and the Company Subsidiaries are organized and qualified to do business.
(d)Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. There are no outstanding contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any such person.
3.2Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company and (b) the Certificate of Incorporation and the Bylaws (or equivalent organizational documents), each as amended to date, of the Company Subsidiaries. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws (or equivalent organizational documents).
3.3Capitalization.
(a)The authorized capital stock of the Company consists of 26,666,667 Company Shares, par value of one hundredth of one cent ($0.0001) each. The number of shares of Company Common Stock authorized to be issued is 16,666,667. The number of shares of Company Preferred Stock authorized to be issued is 10,000,000.
(b)As of November 28, 2025 (the “Measurement Date”):
(i)10,635,433 shares of Company Common Stock were issued and outstanding (excluding Company Shares subject to outstanding Company Stock Options, Company RSAs or Company PBCUs (assuming target level of performance), as set forth in clauses (v)–(vii) below);
(ii)no shares of Company Preferred Stock were issued or outstanding;
(iii)no Company Shares were held in the treasury of the Company;
(iv)no Company Shares were held by any Company Subsidiary;
(v)425,661 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 419,459 shares of Company Common Stock were exercisable;
(vi)871,320 unvested Company RSAs were outstanding;
(vii)1,426,651 Company PBCUs were outstanding (assuming target level of performance); and
(viii)all outstanding Company Shares were validly issued, fully paid and non-assessable and are issued free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party.
(c)Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or vesting of Company RSAs outstanding on such date, as of the date of this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There is no liability for dividends accrued and unpaid by the Company or any Company Subsidiary other than intercompany dividends.
(d)All Company Shares subject to issuance pursuant to outstanding Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.
(e)Section 3.3(e) of the Disclosure Schedule sets forth a listing, as of the Measurement Date, of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options, Company RSAs and Company PBCUs and the number of Company Shares subject thereto (including with respect to any performance-based award, the number of Company Shares subject thereto at target and at maximum); (iii) the date of grant and name of the holder of each Company Stock Option, each Company RSA and each Company PBCU; (iv) with respect to each Company Stock Option, the exercise price thereof; and (v) with respect to each Company Stock Option, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Stock Option, each Company RSA and each Company PBCU was granted in accordance with the terms of the applicable Company Stock Plan and all other applicable Law. Each Company Stock Option, Company RSA and Company PBCU, (x) was duly authorized no later than the date on which the grant of such award was by its terms to be effective (the “Grant Date”) by all necessary action and granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Stock Plan under which it was granted, (y) is evidenced by an award agreement, substantially in a form made available to Parent, and (z) will not trigger any liability for the holder thereof under Section 409A of the Code. Each Company Stock Option, has an exercise price equal to no less than the fair market value of the underlying Company Shares on the Grant Date, as determined in accordance with Section 409A of the Code.
3.4Authority Relative to this Agreement.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). Except for the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, general equitable principles and to the discretion of the court before which any proceeding therefor may be brought (such enforceability limitations set forth in the preceding clauses (i) and (ii), the “Enforceability Limitations”).
(b)The Company Board has unanimously, at a duly convened and held meeting: (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) approved this Agreement and the Transactions (including the Merger), (iii) resolved and agreed to recommend that the holders of Company Common Stock adopt this Agreement and approve the Merger, and (iv) directed that this Agreement be submitted to the holders of Company Common Stock entitled to vote thereon for adoption.
3.5No Conflict; Required Filings and Consents.
(a)Assuming compliance with the matters referenced in Section 3.5(b) and receipt of the Requisite Company Vote and the Company Required Approvals, and subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (A) any foreign or other antitrust or related Law governing competition or prohibiting, restricting or regulating actions with the purpose or effect of monopolization, restraint of trade, or lessening of competition, (B) foreign investment Laws or (C) Laws that provide for review of national security matters (the foregoing clauses (A) through (C), together with the HSR Act, collectively, the “Antitrust Laws”), and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options, Company RSA’s and Company PBCUs in connection with the treatment of such awards under Section 2.7 of this Agreement) give to others any right of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under any Company Material Contract or Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b)Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.11, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except for (v) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (w) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”) and the rules and regulations of Nasdaq, (x) any required pre-merger notification under the HSR Act, and similar pre-closing or post-closing requirements under any other Antitrust Laws and any associated consents, approvals, authorizations, waiting period expirations or terminations, or permits, and (z) the filing of the Certificate of Merger (the foregoing clauses (v) through (z) collectively, the “Company Required Approvals”), except where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.
3.6Permits; Compliance. Section 3.6 of the Disclosure Schedule lists all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Each of the Company and the Company Subsidiaries is in possession of all such Permits. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the suspension or cancellation of any such Permits, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. From January 1, 2022, to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice that the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any non-material conflicts, defaults, breaches or violations that have since been definitively cured or otherwise fully resolved. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in any material respect with any Law.
3.7SEC Filings; Financial Statements.
(a)The Company has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2022 (such documents filed since January 1, 2022, and those filed by the Company with the SEC subsequent to the date hereof, if any, including any amendments thereof, but excluding the Proxy Statement, being collectively referred to as the “SEC Reports”). Each SEC Report, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.
(b)Except as disclosed in the SEC Reports, (i) each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (A)  complied, or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (B) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (C) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, and (ii) the unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) was, or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (B) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).
(c)Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of September 30, 2025, including the notes thereto (the “Company Balance Sheet”) or as set forth on Schedule 3.7(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (w) executory performance obligations under Contracts to which the Company or any Company Subsidiary is a party, (x) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (y) liabilities that (i) do not exceed $200,000 individually or $500,000 in the aggregate; and (ii) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) liabilities and obligations incurred in connection with the Transactions or as required by this Agreement.
(d)Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made, or will make, as the case may be, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(e)The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets that would reasonably be expected to have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f)The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(g)The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2022 to the date of this Agreement, relating to the Company’s SEC Reports and all responses of the Company thereto. As of the date of this Agreement, there are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. As of January 1, 2022 to the date of this Agreement, except as disclosed in Section 3.7(g) of the Disclosure Schedule, there has been no material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.
3.8Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date of this Agreement, except as contemplated by this Agreement and except as has not, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice. Since the date of the Company Balance Sheet to the date of this Agreement, (i) there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1. Without limitation to the foregoing, except as disclosed in Section 3.8 of the Disclosure Schedule, since the date of the Company Balance Sheet to the date of this Agreement, neither the Company nor any Company Subsidiary has (i) changed its price lists, manner of pricing or billing, or the credit it makes available to customers, except in the ordinary course consistent with past practice, (ii) entered into or completed any non-arm’s length transactions or (iii) agreed in any Contract to do any of the things described above in this Section 3.8.
3.9Absence of Litigation.
(a)Except as disclosed in Section 3.9(a) of the Disclosure Schedule, as of the date of the Agreement, there is (i) no Action pending, or (ii) to the knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary.
(b)Except as disclosed in Section 3.9(b) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction.
3.10Employee Benefit Plans.
(a)Section 3.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, all (i) material Company Benefit Plans subject to and governed by Laws of the United States and (ii) material Company Benefit Plans subject to and governed by the laws of a foreign Governmental Authority. The “Company Benefit Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) or any equivalent laws of a foreign Governmental Authority, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which the Company or any ERISA Affiliate is a party

(except for offer letters that provide for employment that is terminable at will and without material cost or liability to the Company or its subsidiaries), with respect to which the Company or any ERISA Affiliate has or could have any material obligation or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA or any equivalent laws of a foreign Governmental Authority, and (iv) any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary. For the avoidance of doubt, each Company Subsidiary is an ERISA Affiliate.
(b)The Company has made available to Parent a true and complete copy of each Company Benefit Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such material Company Benefit Plan (except for individual written Company Stock Option agreements, Company RSA agreements, and Company PBCU agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on Internal Revenue Service (“IRS”) Form 5500 for the most recent plan year, (iv) the most recently received IRS determination, opinion or advisory letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.
(c)No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, sponsored or contributed to any plan that is or was, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
(d)Except as set forth in Section 3.10(d) of the Disclosure Schedule, none of the Company Benefit Plans (other than, with respect to the Company Benefit Plans governed by the Laws of a foreign Governmental Authority, to the extent required by applicable Laws and in the amounts required by such applicable Laws) (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, or (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Transactions. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law. Except as provided in this Agreement or as set forth in Section 3.10(d) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any forgiveness of indebtedness, or increase in benefits under or with respect to any Company Benefit Plan, or (ii) trigger any obligation to fund any Company Benefit Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any Taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.
(e)Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) Each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, (ii) the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Company Benefit Plan and (iii) as of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business).
(f)Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to such Company Benefit Plan for which such letters are currently available that such Company Benefit Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan. No capital stock of the Company is used as a funding vehicle or otherwise permitted as an investment option with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. To the knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Plan that would reasonably be expected to adversely affect the qualification of such Company Plan.
(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Benefit Plan. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could reasonably give rise to any such liability. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Authority of competent jurisdiction with respect to any Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, except as would not result in material liability to the Company or its subsidiaries.

(h)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied in all material respects with Section 409A of the Code with respect to its form and operation unless otherwise exempt.
(i)Except as disclosed on Section 3.10(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event to the knowledge of the Company as of the date of this Agreement), could reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G of the Code.
3.11Labor and Employment Matters.
(a)Section 3.11(a) of the Disclosure Schedule (i) lists the names, titles and status (active or non-active, and if not active, the reason why and period of time not active) of all employees of the Company and each Company Subsidiary, including current base salary or hourly rate of remuneration, commissions, bonus arrangements, profit sharing, or other incentive compensation (monetary or otherwise), hire date (and if applicable, start and end dates of all previous periods of service), benefits, and accrued vacation or personal time off entitlements, exempt or non-exempt status, primary work location (including city and state), and employing entity; and (ii) identifies all employees who are party to a written employment Contract with the Company or any Company Subsidiary.
(b)Section 3.11(b) of the Disclosure Schedule lists the names of all independent contractors engaged by the Company or any Company Subsidiary, including the date of commencement of service, current rate of compensation, primary work location (including city and state), the total fees paid to such contractor in the 12-month period ended September 30, 2025; and (ii) identifies all contractors who are party to a written engagement Contract with the Company or any Company Subsidiary, and anticipated termination date (if any). All such independent contractors have been properly classified and treated as independent contractors under all applicable Laws.
(c)True and complete copies of all employment or engagement Contract templates used by the Company and the Company Subsidiaries have been provided to Parent. Except as identified on Section 3.11(a) and 3.11(b) of the Disclosure Schedule, all employees and contractors of the Company and each Company Subsidiary are subject to written employment or engagement agreements substantially in the form of such templates. True and complete copies of any employment or engagement Contracts listed in Section 3.11(a) and 3.11(b) of the Disclosure Schedule have been provided to Parent. No employee or contractor of the Company or any Company Subsidiary is subject to an oral Contract with the Company or Company Subsidiary, and no employee or contractor has any oral entitlements in addition to their entitlements under their written Contract with the Company or Company Subsidiary, as applicable.
(d)As of the date of this Agreement there have been no, and at no time in the past three (3) years have there been any, material legal proceedings, claims, demands, internal or external investigations, labor disputes or organizing activities, grievances, internal or external complaints or settlements pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors. Except as disclosed on Section 3.11(d) of the Disclosure Schedule, the Company and any Company Subsidiary have not entered into any settlement agreement or other release agreement related to allegations of employment-related misconduct including, without limitation, sexual harassment or sexual misconduct by any director, officer or employee. There are no charges, investigations, proceedings or complaints of discrimination

(including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) or, retaliation, or harassment, or violation of any Law pending or, to the knowledge of the Company, threatened with respect to the Company, nor is there any basis for such a claim.
(e)Except as set forth in Section 3.11(e) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract applicable to persons employed by the Company or any Company Subsidiary; to the knowledge of the Company none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any such employees or independent contractors.
(f)Except as set forth in Section 3.11(f) of the Disclosure Schedule, as of the date of this Agreement, there are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against the Company or any Company Subsidiary; nor are there any unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary.
(g)As of the date of this Agreement, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. No consent of any labor or trade union is required to consummate any of the Transactions. There is no obligation to inform, consult or obtain consent in advance of or simultaneously with the Transactions of any works council, employee representatives or other representative bodies in order to consummate the Transactions, except as set forth on Section 3.11(g) of the Disclosure Schedule.
(h)The Company and the Company Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and “plant closings” and “mass layoffs” within the meaning of the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”), and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Section 3.11(h) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2022, neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress.

(i)Section 3.11(i) of the Disclosure Schedule lists (i) each employee of the Company or any Company Subsidiary who holds or is otherwise subject to a work visa or permit and (ii) the type of visa or permit. To the knowledge of the Company, the transactions contemplated by this Agreement will not breach the terms of any such employee’s work visa or permit.
3.12Property and Leases.
(a)The Company or one of the Company Subsidiaries owns, and has good and marketable title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Company Balance Sheet of assets no longer required for the conduct of their respective businesses as presently conducted) in all material respects, free of any Liens (other than Permitted Liens); provided, that no representation is made under this Section 3.12 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have good and marketable title to all their tangible personal properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. All of the tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in the condition and repair sufficient to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect.
(b)Neither the Company nor any Company Subsidiary owns any real property.
(c)Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all leases and subleases of real property (“Company Leased Real Property”) to which the Company or any Company Subsidiary is a party, including the full address, landlord name, subtenant name (if applicable), square footage, lease effective date, lease renewals (if any), and current basic and additional rent. All such leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. Except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. As of the date of this Agreement, and except as would not have, or reasonably be expected to have, a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened, or (ii) to the knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. Except as set forth in Section 3.12(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the

Company Leased Real Property, and (B) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.
3.13Intellectual Property.
(a)Section 3.13(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all (A) Registered Company Intellectual Property, in each case, including a listing of, as applicable, (i) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (ii) the application or registration number, (iii) the filing date or issuance/registration/grant date, (iv) name of registrant or applicant, and (v) the expiry or renewal date and next required action date, if any; and (B) material Company Products.
(b)The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, except in each case as the Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.
(c)Except as set forth in Section 3.13(c) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.
(d)As of the date of this Agreement, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary.
(e)The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to the Trade Secrets included in the Owned Company Intellectual Property, except where the failure to do so would not have a Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. The Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any material respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Trade Secrets of Third Parties.
(f)The Company and Company Subsidiaries have had and enforced policies requiring each employee and consultant and any other Developer involved in the development of any material Owned Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements that, to extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants and other Developers, all Intellectual Property and Intellectual Property Rights that are developed for the Company or any Company Subsidiary by such consultants or such Developers in the course of performing services for the Company or any Company Subsidiaries (each, a “Developer IP Agreement”).
(g)All Registered Company Intellectual Property (i) is registered in the name of the Company, (ii) have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except in each case as the Company has elected in its reasonable business judgment to abandon, cancel, or permit to lapse a registration or application, and (iii) are subsisting, and to the knowledge of the Company, and excluding applications, valid and enforceable. To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Intellectual Property Rights included in the Owned Company Intellectual Property, or containing any express threat on the part of any Third Party to bring an Action that any of the Intellectual Property Rights included in the Owned Company Intellectual Property are unenforceable or have been misused, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)To the knowledge of the Company as of the date of this Agreement, no Third Party is infringing or otherwise violating any Intellectual Property Rights included in the Owned Company Intellectual Property. Since January 1, 2022, neither Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights included in the Owned Company Intellectual Property against any Third Party. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any Third Party has any claim of legal or beneficial ownership with respect thereto.
(i)Since January 1, 2022 to the date of this Agreement, the Company and the Company Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed or otherwise violated any Intellectual Property Rights of any Third Party in any material respect, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Third Party in any material respect and, to the knowledge of the Company, there are no facts, circumstances or information that would be the reasonable basis for such Action. To the knowledge of the Company (with respect to Patents and Trademarks only) as of the date of this Agreement, neither the operation of the business of the Company or any Company Subsidiary, nor any activity by Company or any Company Subsidiary infringes, misappropriates, or violates (or since January 1, 2022, infringed, misappropriated, or violated) any Intellectual Property Rights or Intellectual Property of any Third Party. Except as expressly set forth in Section 3.13(i) of the Disclosure Schedule, no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company or its subsidiaries with respect to the infringement or other violation of any of the intellectual property rights of any Third Party.
(j)The Company and the Company Subsidiaries own the Owned Company Intellectual Property, except for (i) any moral rights of any Third Party existing therein and (ii) any Domain Names included in the Owned Company Intellectual Property, which the Company and the Company Subsidiaries do not own but registered in the name of the Company or any the Company Subsidiary, free and clear of all Liens (except for non-exclusive licenses or other Permitted Liens), and have not exclusively licensed (under any Contract in effect as of the date of this Agreement) any such Owned Company Intellectual Property to any Third Party.
(k)Section 3.13(k) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:
(i)all Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company

Subsidiary has granted or agreed to grant to any Third Party any license, covenant, release, immunity, assignment, or other right with respect to any Owned Company Intellectual Property, other than (1) any licenses or other rights granted under any nondisclosure agreement, (2) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted (A) in connection with the licensing, sale or other disposition of the Company Products in the ordinary course of business, or (B) under any independent contractor services agreement, and (3) any non-exclusive licenses to use the Company’s or any Company Subsidiary’s Trademarks for limited publicity purposes or in connection with such Third Party’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement; and
(ii)all Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted or agreed to grant to Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to any Company Intellectual Property (including all Third Party Programs incorporated into any Company Product) (other than (1) generally available commercial Software (including Software provided as a service) that is licensed on standard or non-negotiable terms or pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements (collectively, “Off-The-Shelf Software”), and (2) any licenses or other rights granted under any nondisclosure agreement).
(iii)the Contracts to which the Company or any Company Subsidiary is a party and that are required to be listed in subsection (i) or (ii) above are, collectively, the “Company Intellectual Property Agreements.” All Company Intellectual Property Agreements that have not expired or terminated in accordance with their terms are in full force and effect and are enforceable in accordance with their terms (subject to applicable Enforceability Limitations). The Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any such Company Intellectual Property Agreements (other than any material breaches that the Company or a Company Subsidiary has cured, or that would not reasonably be expected to have a Material Adverse Effect) and, to the knowledge of the Company, as of the date of this Agreement, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements (other than any material breaches that any other party has cured, or that would not reasonably be expected to have a Material Adverse Effect). As of the date of this Agreement, the Company is not involved in any pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not reasonably be expected to have a Material Adverse Effect. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent.
(l)Subject to obtaining the consents that are required to be listed in Section 3.5(a) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any material rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing). Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which

Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (i) and (ii), with respect to Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).
(m)“Company Products” means all products and services of the Company or Company Subsidiaries that the Company or Company Subsidiaries currently make publicly or commercially available.
(n)The Company and Company Subsidiaries have taken steps in accordance with generally adopted industry standards to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material defects, bugs, and errors in the Company Software included within the Company Products. To the knowledge of the Company as of the date of this Agreement, the Company Software included in the Company Products does not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed by a Third Party to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials.
(o)All Company Products that are software have been written only by current and former employees, consultants, contractors, or other personnel of the Company (the “Developers”) who assigned their intellectual property rights (and where applicable, related moral rights) in any Software incorporated in the presently made available version(s) of Company Products in favor of the Company or Company Subsidiary (as applicable), other than components of such Software which (i) in the aggregate, do not comprise more than 5% of the Source Code for the current version of such Software; and (ii) if removed, would not be detrimental to, or otherwise materially inhibit, the operation or functionality of such Software or the applicable Company Product.
(p)Except as set forth in Section 3.13(p) of the Disclosure Schedule (“Third Party Programs”), Off-The-Shelf Software, and the Licensed Open Source Material, no presently licensed version of any Company Product incorporates, bundles or otherwise requires any Third Party Software. The Owned Company Intellectual Property, together with the Third Party Programs, Off-The-Shelf Software, and Licensed Open Source Material, contains all Intellectual Property Rights necessary for the continued testing, development, maintenance, and commercialization of the Company Products as presently conducted by the Company and the Company Subsidiaries as of the date of the Agreement, except for such items that are expected to be available for licensing on reasonable terms from third parties.
(q)Except as set forth in Section 3.13(q) of the Disclosure Schedule (“Licensed Open Source Material”), no Open Source is used in, incorporated into, bundled with, or required for the operation or functionality of any of the Company Products. Since January 1, 2022 to the date of this Agreement, the Company has materially complied with the licenses applicable to each item of Open Source contained or embedded in, or distributed or made available with, any of the Company Products. No Company Product contains, is derived from, is distributed with or is being or was developed using Open Source in a manner that imposes a requirement or condition that any Company Source Code or part thereof (other than the applicable Open Source component itself): (A) be disclosed or distributed in source code form (e.g. copyleft requirements); (B) be licensed in Source Code format for the purpose of making modifications or derivative works; (C) be redistributable at no charge; or (D) be subject to any royalty. “Company Source Code” means material Source Code for any Company Product or part thereof that is proprietary to the Company or any of the Company Subsidiary, other than any Open Source component (if applicable).
(r)No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property. To the Company’s knowledge, no person or entity who contributed to the creation or development of any Owned Company Intellectual Property, was, at the time of such contribution, performing services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Owned Company Intellectual Property.
(s)Except as disclosed in Section 3.13(s) of the Disclosure Schedule, no Company Source Code has been delivered or made available to or deposited into escrow with any Third Party and the Company nor any Company Subsidiary has agreed to provide such Company Source Code to any Third Party, except for (A) any Developer assigned to work with the Source Code, and (B) any cloud service providers engaged by the Company to host the Source Code, in each case that are bound by reasonable written confidentiality obligations with respect to such Source Code. The Company Source Code: (i) is currently stored only in the Company’s offices or on a secure cloud service account accessible only by the Company; (ii) has remained exclusively under the control and safekeeping of the Company; and (iii) is not in the possession of, or accessible to, any Third Party, except, in each case of the foregoing (i) through (iii), for (A) any Developer assigned to work with the Source Code, and (B) any Third Party disclosed in Section 3.13(s) of the Disclosure Schedule, in each case that are bound by reasonable written confidentiality obligations with respect to such Source Code. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions contemplated hereby will entitle any Third Party, including any customer, to obtain a copy of the Company Source Code.
(t)Except as set forth in Section 3.13(t)4.19.2.12 of the Disclosure Schedule, no Third Party, including distributors, joint venturers, partners, sales agents, representatives, resellers, or original equipment manufacturers, has any rights of any nature or kind whatsoever to market, distribute or license the Company Products as of the date of this Agreement.
(u)The Company has accurately determined and, if necessary, classified the Company Products in accordance with applicable Laws relating to export control, including the Export Administration Regulations ("EAR") and the International Traffic in Arms Regulations ("ITAR"), where applicable. Section 3.13(u) of the Disclosure Schedule is a complete and accurate list of the Company Products, along with each Company Product’s corresponding export classification, if any, under the EAR, ITAR, or any other applicable export control regime.
(v)Except as set forth on Section 3.13(v) of the Disclosure Schedule, the Company and the Company Subsidiaries exclusively own the Owned Company Intellectual Property, free and clear of all Liens, other than non-exclusive licenses and Permitted Liens, except for (i) any moral rights of any Third Party existing therein and (ii) any Domain Names included in the Owned Company Intellectual Property, which the Company and the Company Subsidiaries do not own but registered in the name of the Company or any the Company Subsidiary.

(w)The Company and Company Subsidiaries use all Generative AI Tools in material compliance with the applicable license terms, consents, agreements and laws. To the knowledge of the Company, the Company and Company Subsidiaries have not included and do not include any trade secrets or material confidential or proprietary information of the Company or any Company Subsidiary, or of any Third Party to whom the Company or any such Company Subsidiary owes an obligation of confidentiality, in any prompts or inputs into any Generative AI Tools, except in cases where the applicable provider of such Generative AI Tools has agreed in writing (i) to keep such information and prompts submitted by the Company and any Company Subsidiaries confidential and not to use it for any purpose other than providing the applicable Generative AI Tool to the Company or the applicable Company Subsidiary and (ii) not to use such information or prompts submitted by the Company and any Company Subsidiaries to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company and Company Subsidiaries have not used Generative AI Tools to develop any material Intellectual Property that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s or any Company Subsidiary’s ownership or rights therein.
(x)The Company IT Systems are in good working condition to effectively perform material all information technology operations necessary to conduct the business of the Company and each Company Subsidiary as currently conducted, including with the respect to redundancy and scalability. All Company IT Systems have been reasonably maintained in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, designed to ensure operation, monitoring and use, except where failure of maintenance would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary have not experienced within the past three (3) years any material disruption to, or material interruption in, the Company IT Systems. The Company and each Company Subsidiary have taken commercially reasonable measures designed to provide for the back-up and recovery of the material data and information in its possession, custody, or control that are necessary to the conduct of the business of the Company and each Company Subsidiary as currently conducted without material disruption to, or material interruption in, the conduct of the business of the Company and each Company Subsidiary as currently conducted.
3.14Taxes.
(a)Each of the Company and the Company Subsidiaries has filed, or caused to be filed, all income and other material Tax Returns that it was required to file under applicable laws and regulations (taking into account any applicable extensions), and has timely paid all Taxes required to be paid, except for Taxes being contested in good faith, other than where the failure to file such Tax Returns or the non-payment of such Taxes would not have a Material Adverse Effect. There are no Liens for material Taxes (other than Permitted Liens) upon any assets of the Company or any of the Company Subsidiaries.
(b)Other than disputes or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no material dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved.
(c)Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of any material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid.

(d)None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns for which the Company is the common parent) provided for under the laws of the United States., any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable year and neither the Company nor any Company Subsidiary has any obligation to contribute to the payment of any material Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non U.S. Tax Law), as transferee or successor.
(e)During the three (3)-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign law).
(f)None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (other than contracts the primary purposes of which do not relate to Taxes).
(g)Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).
(h)There is no limitation on the utilization of any Tax attributes of the Company under Section 382, 383, 384 or 1502 of the Code (or any comparable provision or provisions of state, local or non-U.S. Law), other than any such limitations resulting from the Transactions.
(i)The Company will not be required to include or accelerate the recognition of any material item of income in, or exclude or defer any material item of deduction or other Tax benefit from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a Tax period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law) occurring prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date; (vi) interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951, 951A, or 965 of the Code; (vii) debt instrument that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code, or (viii) deferral of a payment obligation or advance of a credit with respect to Taxes under any Law with respect to COVID-19.
(j)To the knowledge of the Company, the Company has not created a permanent establishment outside of the United States nor has any Company Subsidiary done so outside its jurisdiction of incorporation.

(k)No Company Subsidiary that is incorporated outside the U.S. is and has never been a Passive Foreign Investment Company (PFIC) as defined in Section 1297 of the Code.
(l)The Company and each Company Subsidiary (A) is in material compliance with all applicable transfer pricing Laws and regulations under Section 482 of the Code; and (B) has at all times been compliant with all applicable anti-boycott Laws. Except as disclosed in Section 3.14(l) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any past or pending audits or Tax controversies associated with any Tax return.
(m)Any liability for Taxes owed by the Company or any Company Subsidiary arising under Section 965 of the Code has been timely and fully settled, and no such installment payments remain outstanding.
(n)The Company and each Company Subsidiary has timely filed all required Report of Foreign Bank and Financial Accounts (FBAR) on Financial Crimes Enforcements Network (FinaCEN) Form 114 in compliance with the Bank Secrecy Act (U.S.), and the regulations and other Laws promulgated thereunder.
3.15Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedule, (a) the Company and each Company Subsidiary and their respective products are and have been since January 1, 2022 in compliance in all material respects with all applicable Environmental Laws; (b) (i) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the knowledge of the Company, none of such properties are contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable law or any Contract; and (c)  as of the date of this Agreement, no Action is pending against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary. The Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries as of the date of this Agreement regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.
3.16Material Contracts.
(a)Section 3.16(a) of the Disclosure Schedule lists all Company Material Contracts and identifies the subcategory of the definition of “material contract” below pursuant to which each Company Material Contract is being disclosed. “Company Material Contracts” means the following Contracts as of the date of this Agreement (each Contract of the type described in clauses (i)-(xxii) of this Section 3.16(a) is referred to herein as a “Company Material Contract”):
(i)any Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary;

(ii)any Contract that involves or may result in the payment of money or money’s worth to the Company or any Company Subsidiary in an amount in excess of $200,000 in 2024 or is expected to involve or result in the payment of money or money’s worth to the Company or any Company Subsidiary in an amount in excess of $200,000 in 2025;
(iii)any Contract that involves or may result in the payment of money or money’s worth by the Company or any Company Subsidiary in an amount in excess of $100,000 in 2024 or is expected to involve or result in the payment of money or money’s worth by the Company or any Company Subsidiary in an amount in excess of $100,000 in 2025;
(iv) any Contract that has a term of more than two years (including renewals);
(v)all Contracts (A) evidencing Indebtedness in excess of $100,000 (other than indebtedness among the Company and/or any Company Subsidiaries) or (B) granting a Lien (other than a Permitted Lien) on any material assets of the Company and the Company Subsidiaries;
(vi)all Contracts that grant to a Third Party any right of first refusal or first offer or similar right or that limit in material respects, or purport to limit in any material respects, the right of the Company or any Company Subsidiary or, upon the consummation of the Merger or any other Transaction, Parent or any of its subsidiaries to compete in respect of Company Products with any person or entity or in any geographic area or during any period of time;
(vii)any Contract that is a collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract applicable to persons employed by the Company or any Company Subsidiary;
(viii)any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any such Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;
(ix)all Contracts that contain “non-solicitation,” “no hire” or similar provisions that restrict the Company or any Company Subsidiary from soliciting, hiring, engaging, retaining or employing any person’s current or former employees;
(x)all Contracts that prohibit (A) the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any Company Subsidiary, (B) the pledging of the capital stock or other ownership interests of the Company or any Company Subsidiary or (C) the issuance of guaranties by any Company Subsidiary;
(xi)all Contracts with a Governmental Authority (other than Contracts with a Governmental Authority, the existence or content of which may not be disclosed pursuant to the terms of such Contract);
(xii)any Contract that provides for the settlement of any material Action against the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any existing material obligation;

(xiii)any Contract that is a partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third party material to the Company or any Company Subsidiary, unless immaterial to the Company and the Company Subsidiaries;
(xiv)any Contract that provides for the acquisition or disposition of ownership any assets (other than acquisitions or dispositions in the ordinary course of business) or any business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person, that contains material continuing rights or obligations of the Company or any Company Subsidiary, including any indemnification, guaranty, “earn-out” or other contingent payment obligations;
(xv)any Contract that pertains to the Company or any Company Subsidiary as a lessor or lessee of any personal property involving payments in excess of $1,000,000 per annum;
(xvi)any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company or any Company Subsidiary);
(xvii)any Contract that facilitates the purchase, sale, transfer, shared ownership and/or escrow arrangements with respect to the Source Code of the Company Products;
(xviii)any Contract that relates to the ownership, creation, modification and/or development of the Company Products and/or Company Intellectual Property (other than Developer IP Agreements);
(xix)any Contract that relates to the licensing, sale, or transfer of the Company Products and/or Owned Company Intellectual Property (other than product licensing in customer Contracts entered into in the ordinary course of business);
(xx)any Contract that relates to any individual severance entitlements, change-in-control payment, transaction bonus, or other non-standard obligation in connection with the employees and contractors of the Company or any Company Subsidiary;
(xxi)any Contract providing for the employment or engagement of any current employee or contractor on a full-time, part-time, consulting or other basis, which provides for payment of base salary or base compensation in excess of $150,000 per year; and
(xxii)any Contract providing for uncapped indemnification, other than customer, vendor, or distributor Contracts entered into in the ordinary course of business.
(b)Except as set forth in Section 3.16(b) of the Disclosure Schedule, (i) each Company Material Contract is in all material respects a legal, valid and binding agreement and is, in all material respects, in full force and effect and enforceable in accordance with its terms (subject to applicable Enforceability Limitations); (ii) the Company or any Company Subsidiary, as applicable, is not in material default under any Company Material Contract, and no event has occurred that, with or without notice, lapse of time, or both, would constitute a material default by the Company or a Company Subsidiary under the Company Material Contract; (iii) as of the date of this Agreement, to the knowledge of the Company, none of the Company Material Contracts has been canceled by the other party; (iv) as of the date of this Agreement, to the knowledge of the Company, no other party is in material breach or violation of, or material default under, any Company Material Contract; and (v) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Contract. The Company has made available to Parent or its Representatives true and complete copies of all Company Material Contracts (other than Contracts with a Governmental Authority if prohibited by the terms thereof), including any amendments thereto.
(c)Except as disclosed in Section 3.16(c) of the Disclosure Schedule or the Company Financial Statements, neither the Company nor any Company Subsidiary has received any deposits, prepayments, or payments in an amount in excess of $200,000 in respect of any of the Company Material Contracts in respect of services yet to have been performed or goods yet to have been delivered.
3.17Product Warranties. Except as set forth in Section 3.17 of the Disclosure Schedule, as of the date of this Agreement, (i) there are no material claims in writing against the Company or any Company Subsidiary under warranties or with respect to the production, licensing, or sale of the Company Products or the provision of services by the Company, and (ii) to the knowledge of the Company, there is no reasonable basis for any possible prospective material claim against, or loss on the part of, the Company arising from, relating to, or in connection with the production, licensing, or sale of the Company Products or the provision of services by the Company.
3.18Insurance. The Company has all policies of insurance covering the Company and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder. Section 3.18 of the Disclosure Schedule sets forth a list of all active insurance policies maintained by the Company and Company Subsidiaries, and notes the insurance carrier name, policy number, coverage type(s), coverage amount(s), deductibles, effective date, and next renewal date, and such policies collectively meet the insurance requirements of the Company and Company Subsidiaries as may be set forth in contracts with Top Customers and Top Suppliers.
3.19Certain Business Practices. In the past five (5) years, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) directly or indirectly, used funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign government official or to any foreign political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary. The Company and each Company Subsidiary are, and have for the past five (5) years been, in compliance with all applicable statutory and regulatory requirements under the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), and the U.K. Bribery Act 2010 and applicable international anti-bribery conventions and local anti-corruption and anti-bribery Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (collectively, “Anticorruption Laws”). Neither the Company, any Company Subsidiary, nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, is or has in the past five (5) years (a) received any notices, complaints, reports, or allegations regarding any alleged failure to comply with

Anticorruption Laws, or (b) been subject to or conducted any investigation, inquiry or Action regarding actual or alleged violations of any applicable Anticorruption Laws. There are no pending or, to the knowledge of the Company, threatened investigations, inquiries, disclosures or other claims concerning any liability of the Company or Company Subsidiary nor any of their respective officers, directors, employees or agents with respect to Anticorruption Laws. The Company and Company Subsidiary have established and maintained policies, procedures and internal controls designed to ensure compliance with all applicable Anticorruption Laws.
3.20Data Protection.
(a)The Company and the Company Subsidiaries comply and have materially complied with their respective written privacy and security policies, all contractual requirements related to the privacy, security and/or the processing of Personal Information, all binding industry standards related to the privacy, security and/or the processing of Personal Information (including, as applicable, the Payment Card Industry Data Security Standard), and all Privacy Laws (collectively, “Privacy Requirements”).
(b)Since January 1, 2022 to the date of this Agreement, the Company has taken commercially reasonable measures designed to protect Personal Information in the Company’s, the Company Subsidiaries’ and/or their respective service providers’ control and all Company IT Systems against loss, damage, and unauthorized access, use, and modification. There has been no material loss of, damage to, and/or unauthorized access, use, or modification of any Personal Information held by or, to the knowledge of the Company, on behalf of the Company, nor has there been any authorized access to or use of any Company IT Systems, any ransomware attacks affecting the Company and/or any other security incidents affecting the Company that was material to the operation of the Company or the Company Subsidiaries’ business (each, a “Security Incident”).
(c)When the Company and/or the Company Subsidiaries use a data processor or service provider to process Personal Information on the Company and/or the Company Subsidiaries’ behalf, the processor has provided commercially reasonable guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures, breach notification requirements, and compliance with those obligations that are sufficient for the Company’s and the Company Subsidiaries’ compliance with the Privacy Requirements, and there is in existence a written agreement between the Company and/or the Company Subsidiaries and each such data processor or service provider that complies in all material respects with the requirements of all Privacy Requirements.
(d)The Company and the Company Subsidiaries have: (i) on a commercially reasonable basis conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and track Security Incidents (collectively, “Information Security Reviews”), (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews, and (iii) timely installed software security patches and other fixes to identified material technical information security vulnerabilities. The Company and the Company Subsidiaries provide their employees with regular training on privacy and data security matters.
(e)Since January 1, 2022 to the date of this Agreement, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such Personal Information in Company’s and the Company Subsidiaries’ control by Company or any Company Subsidiary (or any of their respective employees or contractors).
(f)The execution, delivery and performance of this Agreement and the consummation of the Transactions complies in all material respects with Company’s and the Company Subsidiaries’ applicable privacy policies and with all applicable Privacy Requirements.

3.21Top Customers and Suppliers.
(a)Schedule 3.21(a) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest suppliers to the Company and its Subsidiaries (excluding utilities) on a consolidated basis, by the aggregate dollar value of purchases by the Company and its Subsidiaries during (A) the 12 month period ended December 31, 2024 (B) the 9 month period ended September 30, 2025 (each, a “Top Supplier”) and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases during such 12 month or 9 month period, as applicable. As of the date of this Agreement, neither the Company nor any Company Subsidiaries has received written notice from any such Top Supplier that such Top Supplier intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Supplier presently conducts with the Company and its Subsidiaries, and there are no obligations or conditions in any Contract between a Top Supplier and the Company or Company Subsidiaries that, following the completion of the Transactions, will result in the imposition on the Company or its Subsidiaries to refund or return any discount, allowance, rebate, or other vendor income received by the Company or its Subsidiaries prior to the Closing, as a result of the Transactions.
(b)Schedule 3.21(b) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest customers (consolidating into a single customer all known affiliated customers) of the Company and its Subsidiaries by the aggregate dollar value of sales by the Company and its Subsidiaries, taken as a whole, during (A) the 12 month period ended December 31, 2024; and (B) the 9 month period ended September 30, 2025 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar value of such sales during such 12 month or 9 month period, as applicable. As of the date of this Agreement, neither the Company nor any Company Subsidiaries has received written notice from any such Top Customer that such Top Customer intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Customer conducts with the Company and its Subsidiaries, and there are no obligations or conditions in any Contract between a Top Customer and the Company or Company Subsidiaries that, following the completion of the Transactions, will result in the imposition on the Company or its Subsidiaries to issue any refund or offer any discount, allowance, rebate, or other customer benefit, as a result of the Transactions.
3.22Bank Accounts. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list of all bank accounts and safe deposit boxes of the Company and each Company Subsidiary, including the names and addresses of the financial institutions at which they are maintained, the type of account, and the names of all persons having access, signing authority, or powers of attorney related thereto.
3.23Export Control and Economic Sanctions Laws. Since April 21, 2019, the Company and each of the Company Subsidiaries has conducted its business in all material respects in accordance with applicable provisions of U.S. economic sanctions, import and export control laws and regulations, including, without limitation, the Arms Export Control Act, the ITAR, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the EAR, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), the customs regulations administered by U.S. Customs and Border Protection, and other applicable economic sanction and export laws and regulations of the countries where it conducts business. Furthermore:
(a)in the past five (5) years, the Company and each of the Company Subsidiaries has obtained all export licenses, registrations and other approvals required for its exports of products, software and technology, and re-exports of products, software and technology subject to laws applicable to the Company and each its Subsidiaries;

(b)in the past five (5) years, the Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses, registrations or other approvals;
(c)except as disclosed in Section 3.23(c) of the Disclosure Schedule, in the past five (5) years, neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals;
(d)There are no pending or, to the knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any Company Subsidiary with respect to such export licenses, registrations or other approvals;
(e)Neither the Company, any Company Subsidiary, nor any of their respective Representatives is (i) a person designated or listed under economic sanction, export control, or trade control laws in any jurisdiction; (ii) a person that is, or is a part, agency, or instrumentality of, the government of a Sanctioned Jurisdiction or of Venezuela; (iii) any person that is operating from, organized under the laws of or residing in, a Sanctioned Jurisdiction; and (iv) a person that is 50% or greater owned, directly or indirectly, individually or in the aggregate, or otherwise controlled by, or acting on behalf of, such a person described in clauses (i) –(iii) (collectively, “Designated Persons”); and
(f)Neither the Company, any Company Subsidiary, nor any of their respective Representatives has had any direct or indirect dealings involving a Designated Person on behalf of the Company or any of the Company Subsidiaries, nor any direct or indirect dealings involving Belarus, Burma (Myanmar), Central African Republic, the Crimea region of Ukraine, Côte d'Ivoire, Democratic Republic of the Congo, Egypt, Eritrea, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Russia, Ukraine, Sierra Leone, Somalia, South Sudan, Sudan, Syria, Tunisia, Venezuela, Yemen, or Zimbabwe or any Sanctioned Jurisdiction or with any person who is (i) controlled by, acting on behalf of or otherwise representing any Governmental Authority of any such countries, (ii) a person established under the laws of any such countries, or (iii) a natural person ordinarily resident in any such countries, in each case on behalf of the Company or any of the Company Subsidiaries and in violation of applicable laws.
3.24CFIUS. Each of the Company and the Company Subsidiaries represents and warrants that, as of Closing, it does not (i) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of 31 C.F.R. § 800.215 for which a U.S. regulatory authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to end users located in countries listed in Supplement No. 3 to Part 740 of the EAR, 15 C.F.R. § 730 et seq; (ii) perform functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as that term is defined in 31 C.F.R. § 800.212; and (iii) maintain or collect “sensitive personal data” of U.S. citizens as that term is defined in 31 C.F.R. § 800.241.
3.25Outbound Investment Security Program. Neither the Company nor any of the Company Subsidiaries is a (i) a “person of a country of concern” or (ii) engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”). Neither the Company nor any of the Company Subsidiaries is a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Security Program).
3.26Data Security Program. Neither the Company nor any of the Company Subsidiaries is a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”). Since April 8, 2025, neither the Company nor any of the Company Subsidiaries has engaged in any “covered data transaction,” as that term is defined in the DSP, except in full compliance with the DSP.
3.27Related Party Transactions. Except for compensation, employee benefits or other employment arrangements or arrangements with directors and officers as set forth in the SEC Reports, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
3.28Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct (a) the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions and (b) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, or at the Effective Time will be, applicable to the shares of Company Shares, the Merger or the other Transactions.
3.29Brokers and Expenses. No broker, finder or investment banker (other than TD Securities (USA) LLC) (“TD Cowen”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
3.30Opinion of the Company’s Financial Advisor. On November 30, 2025, in connection with the Company Board’s approval of the Transactions, the Company Board received an opinion from TD Cowen to the effect that, as of the date thereof and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the $9.00 per share consideration to be received in the Merger by holders of Company Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to this Agreement was fair, from a financial point of view, to such holders. The Company will deliver a written copy of such opinion to Parent solely for informational purposes as soon as practicable following the date hereof (it being understood and agreed that such opinion is for the benefit of the Company Board only).
Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
4.1Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement (a “Parent Material Adverse Effect”).
4.2Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.
4.3No Conflict; Required Filings and Consents.
(a)The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) subject to obtaining the consents that are described in Section 4.3(b), and assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Laws, and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, franchise, grant, authorization, licenses, permit, easement, variance, exception, consent, certificate, certification, approval, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b)Assuming the accuracy of the Company’s representations and warranties set forth in Sections 3.24, 3.25 and 3.26, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, waiting period termination or expiration, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (w) the Exchange Act and Blue Sky Laws, (x) the HSR Act and other Antitrust Laws where a merger filing will be necessary, and (z) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
4.4Sufficient Funds. Parent has, and at the Effective Time, Parent shall have sufficient cash and other sources of immediately available funds to purchase and pay for all of the Company Shares that may be converted into the Merger Consideration, make all Option Payments, RSA Payments and PBCU Payments required under Section 2.7(a)-(c) and to pay all fees and expenses in connection therewith, including with respect to the Payoff Letters under Section 6.17.
4.5 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect.
4.6Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.
4.7Ownership of Company Shares. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years ending on the date of this Agreement has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their affiliates own any Company Shares.
4.8Brokers and Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
4.9Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding Company Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Surviving Corporation after the Effective Time.
4.10Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3 in all material respects: (a) the Fair Value of the assets of Parent and its subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis; (b) Parent and its subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and its subsidiaries, on a consolidated basis, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.10, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
4.11U.S. Regulatory Authorization. Each of Parent and Merger Sub represents and warrants that neither Parent, Merger Sub nor any other persons with a “voting interest for purposes of critical technology mandatory declarations” in Parent or Merger Sub, within the meaning of 31 C.F.R. § 800.256, (i) have a principal place of business in, or are nationals of, a country listed in Country Group D:1, E:1, or E:2 of Supplement No. 1 to Part 740 of the EAR, or (ii) are a government end-user (as defined in the EAR) located or headquartered in a country not listed in Supplement No. 3 to 15 C.F.R. Part 740 of the EAR.
Article 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1Conduct of the Business Pending the Merger.
(a)The Company covenants and agrees that from the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Laws or any Governmental Authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect as of the date hereof that has been made available to Parent prior to the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practice (except as otherwise required by this Agreement), (ii)  preserve business organizations of the Company and each Company Subsidiary intact and to maintain existing relationships and goodwill with customers, suppliers and other persons with whom the Company or any Company Subsidiary has material business relationships, (iii) preserve the material assets of the Company and each Company Subsidiary, including by ensuring that the Company and each Company Subsidiary’s full rights to and ownership of the Owned Company Intellectual Property is retained and maintained, and defend and protect against any infringement thereof; and (iv) comply with all Laws applicable to the Company and each Company Subsidiary, including by applying for, maintaining in good standing, and renewing (as applicable), all Permits; provided, however, that no action taken by the Company or Company Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).
(b)From the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Law or any Governmental Authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof that has been made available to Parent prior to the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company will not and will not permit any Company Subsidiary to, directly or indirectly:
(i)amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;
(ii)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company Securities, except (A) for the issuance of Company Shares pursuant to exercises of the Company Stock Options outstanding on the date hereof and any sales by the Company of Company Shares in connection with Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSAs, (B) for the issuance of Company Shares or the payment of cash pursuant to the vesting of Company PBCUs outstanding on the date hereof, (C) for any Permitted Liens, and (D) as required by the existing terms of agreements in effect prior to the execution of this Agreement and that have been made available to Parent;
(iii)transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, or encumber any material assets or properties of the Company or any of the Company Subsidiaries, except (A) in the ordinary course of business, but only with respect to Company Products, (B) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $500,000 individually or $1,000,000 in the aggregate, (C) for any Permitted Liens, (D) as required by the existing terms of agreements in effect prior to the execution of this Agreement and that have been made available to Parent ((A) through (D) collectively, the “Permitted Changes”);
(iv)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of the Company Subsidiaries’, capital stock;
(v)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company, except Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSAs to the extent such Company Stock Options or Company RSAs are outstanding as of the date hereof;
(vi)acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person;
(vii)incur any Indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than (A) existing guarantees or credit support provided by the Company or any Company Subsidiary for existing Indebtedness of the Company or any Company Subsidiary, and (B) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that does not exceed $500,000;
(viii)make any loans, advances or capital contributions to any person, except for (A) reimbursement of employees’ business expenses incurred in the ordinary course and pursuant to Company written policies, (B) extended payment terms for customers, subject to applicable Law and only in the ordinary course of business, or (C) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned subsidiaries of the Company that are necessary for the continued operation or solvency of such wholly owned subsidiaries;
(ix)make or change any material Tax election, adopt or change any accounting period or any accounting method with respect to Taxes, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Company Subsidiaries (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business), in each case, only to the extent such action would have the effect of materially increasing the Tax liability of the Company or any of the Company Subsidiaries for any period;
(x)settle, release, waive or compromise any claim, arbitration or other Action, other than any Action that involves only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;
(xi)except as required by Law, or in the ordinary course of business, enter into any Contract or amendment that would be a Company Material Contract if in effect on the date of this Agreement, or amend or modify in any material respect in a manner that is adverse to the Company or any Company Subsidiary, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any

Company Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms;
(xii)enter into any new line of business outside of the businesses being conducted by the Company or any Company Subsidiary on the date of this Agreement;
(xiii)agree to any covenant limiting the ability of the Company or any Company Subsidiaries to compete or engage in any line of business or to compete with any person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;
(xiv)commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where the Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, provided that the Company provides prior written notice to Parent prior to commencing such Action, (iii) as otherwise permitted or required by this Agreement or (iv) to enforce this Agreement;
(xv)delay the payment of any trade payables to vendors and other Third Parties or accelerate the collection of trade receivables and other receivables, in each case outside the ordinary course of business;
(xvi)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of the Company (other than the Transactions);
(xvii)terminate, cancel, amend or modify any material insurance policy of the Company in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;
(xviii)waive, release, abandon, let lapse, grant or transfer any right under, or amend, modify or change in any material respect, any existing material license or right to use any Intellectual Property, except for the Permitted Changes;
(xix)release any person from any confidentiality, non-competition, non-solicitation, or similar Contract containing similar restrictive covenants, or modify or waive any material provision of any such Contract;
(xx)take any of the actions described in Section 5.1(b)(xx) of the Disclosure Schedule;
(xxi)implement any reduction in force, mass layoff, collective redundancy, early retirement program, or other voluntary or involuntary termination program (other than individual employee terminations in the ordinary course of business consistent with past practice);
(xxii)incur, authorize or commit to incur any material capital expenditures that are not included in the Company’s capital expenditure budget attached in Section 5.1(b)(xxii) of the Disclosure Schedule; or
(xxiii)otherwise resolve or make a legally-binding commitment to do any of the foregoing.

5.2No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.
Article 6
ADDITIONAL AGREEMENTS
6.1Access to Information; Confidentiality.
(a)Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable Laws (including data privacy/protection Laws and Antitrust Laws); provided, that such disclosure shall not be required to include (i) any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Acquisition Proposal or Superior Proposal or (ii) any information that is subject to a statutory non-disclosure or similar provision, or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement with a third party or to protection as a trade secret. If requested by Parent, the Company agrees to use its commercially reasonable efforts to secure the consent of the appropriate third parties to permit disclosure of such information protected under clause (ii) above to Parent and Merger Sub or to redact such protected information to the extent necessary to address privilege and confidentiality concerns.
(b)All information obtained by Parent or Merger Sub pursuant to this Section 6.1 shall be held confidential in accordance with the mutual non-disclosure agreement between Lumine Group Inc. and the Company, dated February 20, 2025 (the “Confidentiality Agreement”).
(c)The Company may, as it deems advisable and necessary in its reasonable judgment, designate any competitively sensitive materials provided under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent or Merger Sub without the advance written consent of the Company.
(d)Subject to the limitations set out in Section 6.1(a) above, the Company shall, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, deliver to Parent (i) monthly updates of the Company’s financial position, including the Company’s cash position and other material financial information; and (ii) drafts of any material Tax Returns to be filed prior to the Effective Time by the Company or any Company Subsidiary reasonably prior to filing to allow for Parent’s review and comment. The Company shall also deliver to Parent, within 30 days following the date hereof, the vesting schedule of each Company Stock Option, Company RSA and Company PBCU.

6.2Solicitation of Transactions; Proxy Filing & Stockholders Meeting.
(a)Non-Solicitation.
(i)From and after the date of this Agreement and continuing until prior to the time that the Requisite Company Vote is obtained or if earlier, the termination of this Agreement in accordance with Section 8.1, the Company and the Company Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, except as otherwise permitted by this Section 6.2, (a) solicit, initiate, knowingly encourage, facilitate or assist with any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their Representatives) with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (c) approve, endorse or recommend any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal; (d) execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing, an “Acquisition Agreement”); (e) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions); or (f) authorize, resolve, or commit to do any of the foregoing. Any violation of the restrictions on the Company or any Company Subsidiary set forth in this Section 6.2(a)(i) by any Representative of the Company or any Company Subsidiary that is authorized, knowingly sanctioned or knowingly caused by the Company or any Company Subsidiary shall be deemed a breach of this Section 6.2(a)(i) by the Company.
(ii)Notwithstanding anything to the contrary contained in this Agreement, at any time following the date hereof and prior to the time the Requisite Company Vote is obtained, the Company Board may, in response to a bona fide written Acquisition Proposal that was not solicited in breach of Section 6.2(a)(i) that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) is, or would reasonably likely lead to, a Superior Proposal, the Company may, subject to compliance with this Section 6.2(a)(ii), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or contemporaneously with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, the Company may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit confidentially to the Company Board an Acquisition Proposal that will constitute, or could reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a material breach by the Company of Section 6.2(a)(i).
(iii)For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 50% of the assets of the Company and Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board) and that the Company Board determines in good faith after consultation with the Company’s financial advisor and outside legal counsel if consummated, (i) to be more favorable to the Company’s stockholders from a financial point of view (in their capacities as stockholders) than the Merger, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) relative to the Transaction, is reasonably likely to be completed on the terms proposed, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).
(b)Except as set forth in this Section 6.2, until the earlier of the time the Requisite Company Vote is obtained and the termination of this Agreement in accordance with Section 8.1, neither the Company Board nor any committee thereof shall: (x) (A) withhold, withdraw, modify, amend or qualify or publicly propose to withhold, withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or the Transactions (the “Company Board Recommendation”), (B) fail to publicly reaffirm the Company Board Recommendation within five (5) business days of the occurrence of a material event or development after Parent so requests in writing (or, if the Stockholders Meeting is scheduled to be held within five (5) business days, then within one (1) business day after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than three occasions), (C) make any recommendation in favor of a tender or exchange offer for shares of Company Common Stock or fail to publicly recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) business days of the commencement of such offer, (D) fail to publicly reconfirm the Company Board Recommendation within ten (10) business days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a Third Party (or, if the Stockholders Meeting is scheduled to be held within five (5) business days, then no later than one (1) business day prior to the Stockholders Meeting) after written request from Parent to do so, (E) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, or (F) fail to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in clauses (A)-(F), a “Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into any Acquisition Agreement.
(i)Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may at any time prior to the time the Requisite Company Vote is obtained if an event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Company or any Company Subsidiary that was not known to the Company Board as of the date of this Agreement (or, if known, the consequences of which are not known to or understood by the Company Board as of the date of this

Agreement) becomes known by the Company Board after the date of this Agreement or the material consequences thereof become known to or understood by the Company Board after the date of this Agreement and prior to the time the Requisite Company Vote is obtained (an “Intervening Event”), effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation due to an Intervening Event unless the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to three (3) business days)); and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this Section 6.2(b)(i) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 6.2(b)(ii)).
(ii)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, the Company Board may in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a breach of Section 6.2(a)(i), make a Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not effect a Change in Recommendation unless the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of this Agreement, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the financial terms (including the form, amount and timing of payment of consideration) of such Superior Proposal that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to three (3) business days)); provided, further, that notwithstanding any Change in Recommendation, the Company shall be required to perform all of its covenants in Section 6.2(f) hereof, including convening the Stockholders Meeting.
(c)The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company could reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the

Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry).
(d)Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that this Section 6.2(d) shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that the Company Board is considering the Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Change in Recommendation.
(e)Proxy Filing; Information Supplied.
(i)The Company shall prepare and file with the SEC, as promptly as reasonably practicable (but in no event later than twenty (20) days) after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined below) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except to the extent expressly permitted by Section 6.2(b), the Proxy Statement shall include the Company Board Recommendation and, regardless of whether there has been a Change in Recommendation in accordance with Section 6.2(b), the Company will continue to use its reasonable best efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.
(ii)The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall ensure that the Proxy Statement (A) will, not when the Proxy Statement is mailed to the Company's stockholders or at the time of the Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (1) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of clauses (A)-(B) of the preceding sentence) and (2) Parent, Merger Sub and their respective affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.
(iii)The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 6.2, will (A) promptly provide to Parent copies of all correspondence between the Company and the SEC with respect to the Proxy Statement, (B) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (C) consider in good faith any comments reasonably and promptly proposed by Parent or its legal counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
(iv) Subject to compliance with the terms of Section 6.2, in connection with any disclosure regarding a Change in Recommendation relating to a Superior Proposal or Acquisition Proposal, the Company shall not be required to provide to Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in), or permit Parent or Merger Sub to participate in any discussions with the SEC regarding, the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC with respect to such disclosure.
(f)Stockholders Meeting.
(i)The Company will take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following the date of mailing of the definitive Proxy Statement, for the purposes of obtaining the Requisite Company Vote and to cause such vote to be taken, and shall not postpone or adjourn such meeting (A) except to the extent required by applicable Law (including to permit the filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with its outside legal counsel and Parent) is required under applicable Law), (B) if, on a date that is two (2) business days prior to the date the Stockholders Meeting is scheduled (the “Original Meeting Date”), (1) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (2) it is necessary to ensure that any supplement or amendment to the Proxy Statement that the Company board has determined in good faith (after consultation with its outside legal counsel and Parent) is required to be delivered and in each case, if Parent so requests or the Company so elects, the Company shall postpone or adjourn, or make one or more successive postponements or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed or adjourned more than ten (10) business days in connection with any one postponement or adjournment or more than an aggregate of thirty (30) days from the Original Meeting Date in reliance on this clause (B), (C) within the three (3) business days prior to the Original Meeting Date or any date that the Stockholders Meeting is then scheduled to be held, if the Company delivers (or has delivered) a notice of an intent to make a Change in Recommendation as long as the date of the Stockholders Meeting is not postponed or adjourned more than for up to ten (10) business days and the Company shall promptly, and in any event no later than the next business day, postpone or adjourn the Stockholders Meeting in accordance with Parent’s direction or the Company’s election, or (D) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in no event shall the meeting be postponed to a date (x) later than five (5) business days prior to the Initial Outside Date or (y) unless prior written consent (which shall not be unreasonably withheld, delayed or conditioned) is obtained from Parent, that would require the establishment of a new record date.
(ii)Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with Section 8.1, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 8.3, its obligations to hold the Stockholders Meeting pursuant to this Section 6.2 shall not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Company Board or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.
6.3Employee Benefits Matters.
(a)If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Company Benefit Plan to adopt), at least three (3) business days prior to the Effective Time, resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Company Benefit Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.
(b)Without limiting any additional rights that any Continuing Employee may have under any Company Benefit Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Continuing Employee during his or her employment (i) compensation levels (such term to include salary and wages, target short-term bonus opportunities and commission formulas but to exclude long-term cash compensation, equity or equity-based compensation and retention or change-in-control benefits or features) that are no less favorable than the compensation levels provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding defined benefit pension, retiree welfare, long-term incentive, retention, change of control, equity or equity-based compensation, or nonqualified deferred compensation benefits) that are substantially similar in the aggregate to either, in Parent’s sole discretion, (i) the employee benefits provided to such Continuing Employee immediately prior to the Effective Time or (ii) those provided to similarly-situated employees of Parent. In addition, to the extent not already paid by the Company prior to the Closing Date, Parent shall cause the Company to pay to its employees any earned and accrued amounts under the annual bonus program for the Year 2025.
(c)For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under any employee benefits provided to similarly-situated employees (such benefits, the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with the Company (or a predecessor of the Company) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will use commercially reasonable efforts, subject in each case to receipt of any reasonable required consent of the applicable Parent Plan provider, to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.
(d)Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms the executive agreements listed on Section 6.3(d) of the Disclosure Schedule following the Effective Time.
(e)Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan or any employee or service provider program or arrangement of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time), (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time or (z) create any right to employment, continued employment, or any term or condition of employment with Parent, the Surviving Corporation or any of their respective Affiliates. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time).
6.4Directors’ and Officers’ Indemnification and Insurance.
(a)From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any Indemnified Person (the “Indemnification Agreements”) (and all other indemnification agreements of the Company that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents) as in effect on the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.
(b)Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligation under this Section 6.4(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 250% of the amount per annum the Company paid in its last full fiscal year (provided that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the time the Requisite Company Vote is obtained, the Company may, purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.4(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this Section 6.4(b); Parent and the Surviving Corporation shall not cancel any D&O Insurance (including any “tail” directors’ and officers’ liability insurance policy) during its term.
(c)The rights of each Indemnified Person under this Section 6.4 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.4.
(d)If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.
6.5Anti-Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.
6.6Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub in writing of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.2(a) would not be satisfied or any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied; (ii) any written notice or other written communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement or confirmation) of that person (or another person) is or may be required in connection with this Agreement or the transactions contemplated by this Agreement; (iii) any written notice or other written communication from any person who is a party to a Company Material Contract indicating an intent to terminate such Company Material Contract or to adversely amend any material term or condition of such Material Contract; and (iv) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the becoming untrue or incorrect or failure to so comply, as applicable, would cause the condition set forth in Section 7.3(a) or 7.3(b), as applicable, to not be satisfied. For clarity, unintentional failure to give notice under this Section 6.6 shall not be deemed to be a breach of covenant under this Section 6.6 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be.
6.7Litigation. Until the termination of this Agreement in accordance with Section 8.1, each party hereto shall promptly notify the other parties of any Action that shall be instituted or threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transaction. Each party hereto shall promptly notify the others of any new Action that is instituted or threatened in writing against the Company, any of the Company Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.9 of the Disclosure Schedule or would constitute an exception to Section 4.5, as the case may be, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control and to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to the Merger, in each case which seek to prohibit or restrain the Transactions. The Company shall not settle or make an offer to settle any litigation by any Company stockholder against the Company or any director relating to this Agreement or the Merger, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).
6.8Consents and Approvals.
(a)The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (x) prepare and file all necessary documentation and (y) effect all applications, notices, petitions and filings (including, to the extent necessary, (1) file a commodity classification request with the U.S. Department of Commerce’s Bureau of Industry and Security for all commodities, software (including source code), and technology that the Company produces, designs, tests, fabricates, manufactures, or develops, as may be deemed required by the parties’ outside legal counsel or third party independent legal advisors; and (2) any notification required by the HSR Act and any other Antitrust Law, as more specifically addressed in Section 6.9); and (z) obtain all permits, consents, waiting period expirations or terminations, approvals and authorizations of all Governmental Authorities that are necessary or reasonably deemed advisable by both parties to consummate the Transactions. The Company shall also use its commercially reasonable efforts to obtain all consents required to be listed on Section 3.5(a) of the Disclosure Schedule (for clarity, the Company will not be required to pay any monies or make any other concession to any third party in connection therewith, except to the extent expressly required by the terms of any Contract with such third party). The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expirations or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions.
(b)Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.
(c)This Section 6.8 is subject to, in all respects, the provisions of Section 6.9(b) below.
6.9HSR Act Filing and International Antitrust Notifications.
(a)To the extent required by applicable Law, each of Parent and the Company shall file, or cause to be filed, as promptly as possible after the date of this Agreement (and no later than twenty-five (25) business days after the date of this Agreement, unless otherwise agreed by the parties hereto), a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement. As promptly as possible after the date of this Agreement, unless otherwise agreed by the parties hereto, Parent shall file an antitrust notification in any other jurisdiction if Parent has determined that such notification is required by any Antitrust Law. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by any of them pursuant to the HSR Act or any other Antitrust Law in connection with such filings. Parent and the Company shall cooperate fully with each other in connection with the making of all such applicable filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable law, each party hereto will permit authorized representatives of the other parties to attend any meeting, communication, or conference with any Governmental Authority in connection with such proceedings under or relating to the HSR Act or any other Antitrust Law.
(b)Subject to applicable confidentiality restrictions or restrictions required by Law, Parent and the Company will notify the other promptly upon the receipt of (i) any substantive comments, questions, or requests for information or documents from any Governmental Authority in connection with any applicable filings made pursuant to Section 6.9(a) or the Transactions and (ii) any request by any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the Transactions and shall keep each other reasonably appraised of the status of the matters addressed in this Section 6.9. Whenever any event occurs that is required to be set forth in an amendment or supplement to any applicable filing made pursuant to this Section 6.9, or whenever a Governmental Authority requests information or documents related to the Transactions, each party hereto will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Authority such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party hereto shall provide to the other (or the other’s respective advisors) copies of all substantive correspondence between such party and any Governmental Authority relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of both parties. Subject to applicable Law, the parties hereto will consult in advance and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any party hereto.
(c)Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Parent, Merger Sub or the Company or any Company Subsidiary, or avoid any Action or Order by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions. Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any applicable Antitrust Laws. Parent and the Company shall take any and all of the following actions to the extent necessary to cause the expiration or termination of the waiting period pursuant to the HSR Act (if applicable) and any applicable notice periods under Antitrust Laws with respect to such transactions and to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Law regarding the Transactions: (A) entering into negotiations, (B) providing information required by applicable Law and (C) substantially complying with any “second request” for information pursuant to Antitrust Laws.
6.10Rule 16b-3. Prior to the time the Requisite Company Vote is obtained, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.11Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time, and in any event no more than ten days after the Effective Time.
6.12Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.
6.13Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger or any other Transaction shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (w) as such release, statement, announcement or other disclosure made with respect to the Merger or any other Transaction contemplated hereby may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, court process, or any Governmental Authority to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, (x) in connection with any actions by the Company or the Company Board permitted by Section 6.2(b), (y) as such release, statement, announcement or other disclosure is required or advisable in connection with the making of any notification or filing required in connection with the Merger or any other Transaction under any Antitrust Law or in responding to any request for information or documents made by a Governmental Authority in connection with its investigation of the Merger or any other Transaction under any Antitrust Law, and (z) as such release, statement, announcement, or other disclosure made with respect to the Merger or any other Transaction contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the relevant party in accordance with this Section 6.13.
6.14Fees and Expenses. Except as provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that all filing fees paid by any party in respect of any and all filings under the Antitrust Laws shall be borne by Parent.
6.15Management. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any Person (acting at its direction) to, directly or indirectly, have any formal or informal discussions, or directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any director, officer or other employee of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, following the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with Parent, the Company or any parent company thereof, or affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.
6.16Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement.
6.17Company Credit Agreement. To the extent that the Company Credit Agreement is then outstanding, the Company shall use commercially reasonable efforts to deliver to Parent no less than three (3) business days prior to the Closing customary payoff letter(s) (the “Payoff Letters”) in connection with the repayment by Parent at the Effective Time of the funded Indebtedness of the Company and the Company Subsidiaries under the Company Credit Agreement, which Payoff Letters shall (i) acknowledge the aggregate principal amount and accrued and unpaid interest outstanding in respect of such Indebtedness as of the Effective Time, and (ii) provide for the termination of all agreements relating to such Indebtedness, subject to customary exceptions (including any provisions that expressly survive repayment in full), and the release and termination of all Liens securing such Indebtedness and all guarantees by the Company or any of the Company Subsidiaries of such Indebtedness, in each case, upon receipt of payment in full (from funds provided by Parent) of the applicable payoff amount specified therein in accordance therewith (including the replacement or cash collateralization by Parent of any letters of credit outstanding thereunder). The Company shall use commercially reasonable efforts to provide all required notices in connection with the repayment and termination of such Indebtedness as of the Effective Time (or obtain waivers of the requirement to provide such notice); it being understood that in no event shall the Company be required to give any such notice that is not conditioned on the occurrence of the Closing.
Article 7
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the Certificate of Incorporation and Bylaws.
(b)Any applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or been terminated and any filings, approvals, clearances, and consents which may be required from any Governmental Authority in connection with the Transactions shall have been obtained or otherwise completed.
(c)No Governmental Authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect, or that has been initiated and remain pending, and could prevent, enjoin, prohibit or make illegal consummation of the Merger.
7.2Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
(a)(i) the representations and warranties of the Company set forth in this Agreement, other than Sections 3.1, 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.4, 3.27, 3.28, 3.29, and 3.30 shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b) and 3.3(c) shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period) (which condition for purposes hereof shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all respects, so long as any inaccuracy or combination of inaccuracies in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $1,200,000), (iii) the representations and warranties of the Company set forth in Sections 3.1, 3.4, 3.28, 3.29, and 3.30 shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period) and (iv) the representations and warranties of the Company set forth in Sections 3.3(d), 3.3(e), and 3.27 shall be true and correct in all material respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).
(b)The Company shall have performed in all material respects the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time.
(c)Since the date of the Agreement, a Material Adverse Effect has not occurred.

(d)The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by a duly authorized executive of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) shall have been satisfied.
(e)The Company shall have delivered to Parent a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.
7.3Conditions to the Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
(a)the representations and warranties of Parent and Merger Sub set forth in Article 4 shall have been true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or perform their respective obligations hereunder.
(b)Each of Parent and Merger Sub shall have performed in all material respects the covenants or agreements required under this Agreement to be performed or complied with by it as of such time.
(c)Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on their respective behalves by a duly authorized executive of such party to the effect that the conditions set forth in Sections 7.3(a) and (b) shall have been satisfied.
Article 8
TERMINATION
8.1Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a)By mutual written consent of Parent and the Company by action of the board of directors of Parent and the Company Board, respectively; or
(b)By either Parent, Merger Sub or the Company, if:
(i)the Merger shall not have occurred on or before June 1, 2026 (such date, the “Initial Outside Date”, and the Initial Outside Date as it may be extended pursuant to this Section 8.1(b)(i) or otherwise by mutual written agreement of Parent and the Company, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further, that if as of the Initial Outside Date any of the conditions set forth in Section 7.1(b) and Section 7.1(c) (if the applicable Order arises under Antitrust Laws) have not been satisfied or waived by each applicable party hereto entitled to the benefit of such condition, then either Parent or the Company shall be entitled to extend the Outside Date by a period of one-month, up to three times, by delivering written notice to the other party hereto no later than the Initial Outside Date or the Outside Date, as applicable; or
(ii)any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other Law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, such Order or other Law; or
(iii)the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting at which a final vote on adoption of this Agreement is taken in accordance with this Agreement;
(c)By either Parent or Merger Sub, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) shall not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or
(d)By either Parent or Merger Sub, if the Company Board or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement pursuant to this Section 8.1(d)); or
(e)By the Company, if there is an inaccuracy in Parent’s or Merger Sub’s representations herein, or a breach by Parent or Merger Sub of its covenants herein, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b) shall not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 8.1(e) (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date.
8.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, that, (a) Section 6.1(b) (Confidentiality), Section 6.13 (Public Announcements), Section 6.14 (Fees and Expenses), Section 8.3 (Termination Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) subject to Section 8.3(c), such termination shall not relieve any party from liability for any Willful and Material Breach of its representations or warranties or covenants hereunder. “Willful and Material Breach” means a material breach of any representation or warranty, or a material failure to perform any covenant or agreement set forth in this Agreement, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would, or would be expected to, cause or constitute such a material breach or material failure to perform. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.
8.3Termination Fees.
(a)In the event that this Agreement is terminated:
(i)(A) by Parent, Merger Sub or the Company pursuant to Section 8.1(b)(i) (and at the time of any such termination the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date), Section 8.1(b)(iii), or Section 8.1(c), and (B) (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date of this Agreement and not withdrawn prior to such termination and (y) within twelve (12) months after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal (with all references to 25% in the definition thereof being treated as references to 50.1% for purposes of this Section 8.3(a)); or
(ii)by Parent or Merger Sub pursuant to Section 8.1(d);
then, in any such event, the Company shall pay Parent the Company Termination Fee, which amount shall be payable by wire transfer of immediately available funds. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than one (1) business day) following the date of entry into such Alternative Acquisition Agreement; and (y) in the circumstances described in clause (ii) above, within one (1) business day of the termination.
(b)Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledges and agree on behalf of themselves and their affiliates that the Company Termination Fee is not a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto expressly acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, neither Parent, Merger Sub, nor the Company would have entered into this Agreement.
(c)Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.3, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of Parent, Merger Sub and their respective affiliates (the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates (collectively, the “Company Related Parties”) and any person who pays the Company Termination Fee on the Company’s behalf for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby or the Transactions in such circumstances, and upon payment of the Company

Termination Fee, if due, to Parent pursuant to this Section 8.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions; provided, however, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any fraud or Willful and Material Breach of this Agreement (including with respect to Willful and Material Breaches of this Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to this Article 8), in which case Parent or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (ii) each of the parties hereto expressly acknowledges and agrees that none of the foregoing nor anything else contained in this Agreement is intended to limit Parent and Merger Sub’s right to seek monetary damages from the Company in the event of the Company’s Willful and Material Breach of this Agreement in circumstances in which the Company Termination Fee is not payable.
(d)If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee (or a portion thereof) set forth in Section 8.3(a), then notwithstanding the limitations contained in Section 8.3(c) the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder (the “Enforcement Costs”).
(e)Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.
Article 9
GENERAL PROVISIONS
9.1No Survival of Representations and Warranties. The representations and warranties, covenants and agreements, as applicable shall terminate at the Effective Time other than this Section 9.1 and Section 6.4..
9.2Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt) or sent by electronic transmission (notice deemed given upon electronic confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
if to Parent or Merger Sub:
c/o Lumine Group Inc.
5060 Spectrum Way, Suite 100
Mississauga, ON, L4W 5N5, Canada

Attention: David Nyland (CEO); Caroline Khachehtoori (General Counsel) Email: [***]; [***]

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018

Attention: Michael R. Patrone, Joshua M. Zachariah, Joshua L. Eisenson, Amanda J. Gill
Email: MPatrone@goodwinlaw.com; JZachariah@goodwinlaw.com, JEisenson@goodwinlaw.com, AGill@goodwinlaw.com if to the Company:
Synchronoss Technologies, Inc.
200 Crossing Blvd. 8th Floor
Bridgewater, NJ 08807

Attn: Legal Department
Email: [***]; [***]

with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive
Suite 900
Boston, Massachusetts 02210

Attention: Marc F. Dupre, Andrew Y. Luh, Keith J. Scherer
Email: mdupre@gunder.com; aluh@gunder.com; kscherer@gunder.com
9.3Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
9.4Entire Agreement; Assignment; No Other Representations or Warranties. This Agreement and the Confidentiality Agreement (including Section 7 thereof) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including Section 7 of the Confidentiality Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary of Parent so long as Parent and Merger Sub remain liable for all of the obligations contemplated under this Agreement. Except for the representations and warranties contained in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes, and neither Parent nor Merger Sub nor any person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other person, with respect thereto other than as expressly set forth in the representations and warranties contained in this Agreement. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement.
9.5Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (i) following the Effective Time, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options, Company RSAs and other convertible securities to receive payment pursuant to Section 2.7, (ii) Section 6.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), and (iii) Section 8.3(c) (which is intended to be for the benefit of the Parent Related Parties and may be enforced by such persons).
9.6Specific Performance.
(a)The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity, and nothing herein shall be deemed a waiver by any party of any right to injunctive relief or specific performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.
(b)The right to specific enforcement hereunder shall include the right of a party to cause the other party to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the parties to this Agreement further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each of the parties to this Agreement irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties to this Agreement agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement, in each case, on the basis that (x) either party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at equity or Law, or any similar grounds.
9.7Governing Law.
(a)This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.
(b)All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if such court does not have proper jurisdiction, the Superior Court of the State of Delaware, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
9.8Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.
9.9General Interpretation.
(a)The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(c)Unless otherwise indicated, (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation,” (ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in herein, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the words “date hereof” when used in herein shall refer to the date of this Agreement, (iv) the terms “or,” “any” and “either” are not exclusive and (v) the words “ordinary course of business” or phrases of similar import, when used herein, shall mean ordinary course of business consistent with the applicable company’s past practice, including actions taken or omitted.
(d)The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.
(e)When calculating periods of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such periods will be excluded, and if the last day of such period is a non-business day, the applicable period will end on the next succeeding business day.
(f)The phrase “made available to Parent” when used herein, shall mean that the subject documents (i) were uploaded to the electronic data room maintained by the Company at https://app.global.datasite.com/en/platform/diligence/672e4d3f7b6f071c44e25ac9/documents/content/index/690bf4fd0e4456dc52ba951c at least two (2) business days prior to the execution of this Agreement or were otherwise provided to Parent (which for the avoidance of doubt shall include any portion of the electronic data room in which subject documents are uploaded solely to outside counsel or specified Representatives of Parent pursuant to any “clean team” or similar arrangements, as applicable) or (ii) included in the forms, reports and other documents filed or furnished by the Company with the SEC.
(g)All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
(h)The terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(i)Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to U.S. dollars.
9.10Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that after receipt of the Requisite Company Vote, if any such amendment shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. This Agreement may not be amended except by an instrument in writing signed and delivered by each of the parties hereto.
9.11Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party hereto or any condition to its own obligations contained herein; provided, that after receipt of the Requisite Company Vote, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties hereto to be bound thereby.
9.12Counterparts. This Agreement may be executed and delivered (including by electronic mail in “portable document format” (.pdf) form or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when each party shall have received one or more counterparts hereof signed by each of the other parties.
9.13No Recourse to Non-Parties. Notwithstanding anything in this Agreement to the contrary, each party hereto agrees, on behalf of itself and its affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions, (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, and the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder) (for clarity, excluding any Company Related Party or Parent Related Party that does not so qualify as such) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).
* * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
LUMINE GROUP US HOLDCO INC.
By: /s/ David Nyland
Name: David Nyland
Title: Director
SKYFALL MERGER SUB INC.
By: /s/ David Nyland
Name: David Nyland
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SYNCHRONOSS TECHNOLOGIES, INC.
By: /s/ Jeffrey Miller
Name: Jeffrey Miller
Title:    CEO
[Signature Page to Agreement and Plan of Merger]